PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: Karen Auby Senior Manager of Public Relations (831) 458-7814

Pamela Strayer Joins Plantronics as Chief Financial Officer

SANTA CRUZ, Calif. - July 16, 2012 - Plantronics, Inc. (NYSE: PLT) today welcomed Pamela Strayer as senior vice president & chief financial officer, reporting to President and Chief Executive Officer, Ken Kannappan. In this role, Strayer will be responsible for all aspects of the Company's financial management, and will supervise information technology, legal and investor relations. She brings to Plantronics more than two decades of financial management experience, including more than 14 years within the technology industry.

“The combination of Pamela's deep technical accounting and compliance background, together with her extensive experience in software and services, will be of great value to Plantronics as we continue to deliver on our vision of smarter communications,” said Kannappan. “Pamela's demonstrated ability to support growth and drive cost efficiencies will be invaluable as we tackle new market opportunities, particularly in the area of Unified Communications.”

“Plantronics has incredible opportunities ahead as smarter and more versatile audio communication devices redefine where and how people work,” said Strayer. “I am thrilled to be given the opportunity to apply my experience from the software industry and my financial expertise to help the company grow with the changing marketplace.”

Prior to joining the Company, Strayer spent seven years at Autodesk, Inc., a leader in 3D design, engineering and entertainment software, in a variety of roles with increasing responsibilities, most recently as its vice president finance, principal accounting officer. In these roles, Strayer's responsibilities included establishing a long-term strategy and vision for the controller organization and leading global accounting operations, including Revenue Accounting, Credit and Collections, Corporate Accounting, SEC Reporting, M&A Finance, Finance Business Process Organization, International Statutory Compliance and Reporting and Global Payroll.

Prior to Autodesk, Strayer spent five years at Epiphany, Inc., a customer relationship management software company acquired by SSA Global Technologies in 2005, the last three years of which as vice president of finance and corporate controller.

Strayer also spent one year at Informix Software, Inc., a relational database management system developer, as senior manager of worldwide revenue recognition prior to its acquisition by IBM in 2001.

Strayer holds a bachelor's degree in Business Administration from Ohio State University and is a Certified Public Accountant in California and Illinois.

Strayer replaces Barbara Scherer who announced her intention to retire in March 2012 after more than 15 years as the Company's senior vice president of finance and administration and chief financial officer and a career spanning over 32 years to date, including 25 years in senior financial leadership roles within the technology industry.

“Barbara has been a trusted advisor and instrumental in achieving impressive financial milestones during her tenure, including guiding the Company to achieve strong revenue and profit growth and streamlining operations. She also demonstrated an unwavering commitment to stockholder value,” said Kannappan.

“I thank her for her years of service and continued expertise as part of this transition and I wish her continued success as she re-focuses her energies on new business opportunities and personal interests, including more time with family and friends,” continued Kannappan.

About Plantronics - Simply Smarter CommunicationsTM

Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for over 50 years, creating innovative products that allow people to simply communicate. From Unified Communication solutions to Bluetooth® headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics, the logo design and Simply Smarter Communications are trademarks or registered trademarks of Plantronics, Inc.  The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license.  All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098